Exhibit 8.1
Daniel P. Meehan
(720) 566-4061
dmeehan@cooley.com
January 23, 2009
Replidyne, Inc.
1450 Infinite Drive,
Louisville, Colorado 80027
Ladies and Gentlemen:
This opinion is being delivered to you in connection with the filing of a registration statement (the “Registration Statement”) on Form S-4, which includes the Proxy Statement/Prospectus, filed pursuant to the Agreement and Plan of Merger and Reorganization dated as of November 3, 2008, by and among Replidyne, Inc, a Delaware corporation (“Parent”), Responder Merger Sub, Inc., a Minnesota corporation (“Merger Sub”), and Cardiovascular Systems, Inc., a Minnesota corporation (“Company”), including exhibits and schedules thereto (the “Reorganization Agreement”). Pursuant to the Reorganization Agreement, Merger Sub will merge with and into Company (the “Merger”) in a transaction in which holders of Company Common Stock will receive shares of Replidyne Common Stock and in which Company will become a wholly owned subsidiary of Parent.
Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).
We have acted as counsel to Parent in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):
(i)	the Reorganization Agreement;
(ii)	the Registration Statement;
(iii)	the tax representation letter from Parent and Merger Sub to Fredrikson & Byron, P.A. and Cooley Godward Kronish LLP furnished pursuant to Sections 5.1(a), 7.4(d) and 8.4(c) of the Reorganization Agreement, and the tax representation letter from Company to Fredrikson & Byron, P.A. and Cooley Godward Kronish LLP furnished pursuant to Sections 5.1(a), 7.4(d) and 8.4(c) of the Reorganization Agreement (collectively, the “Tax Representation Certificates”); and

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(iv)	such other instruments and documents related to the formation, organization, and operation of Parent, Merger Sub and Company, and to the consummation of the Merger and any other transactions contemplated by the Reorganization Agreement, as we have deemed necessary or appropriate.
In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:
(i)	Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;
(ii)	All representations, warranties, and statements made or agreed to by Parent, Merger Sub, and Company, and by their managements, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, (x) those set forth in the Reorganization Agreement (including exhibits thereto), (y) those set forth in the Registration Statement, and (z) those set forth in the Tax Representation Certificates, are, or will be, true, complete and accurate at all relevant times;
(iii)	Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification;
(iv)	All covenants contained in the Reorganization Agreement will be performed without waiver or breach of any material provision thereof;
(v)	The Merger will be consummated in accordance with the Reorganization Agreement without any waiver or breach of any provision thereof, and the Merger will be effective under applicable state law; and
(vi)	The amounts paid to Company stockholders who perfect dissenters’ rights and the value of any warrants for Parent stock deemed to be transferred in exchange for Company stock will not, in combination, cause the Merger to fail the requirement of Section 368(a)(2)(E) of the Code relating to the acquisition of control of Company in exchange for voting stock of Parent.
Based upon and subject to our examination of the foregoing items and subject to the limitations, qualifications, assumptions, and caveats set forth herein, we are of the opinion that: (a) the Merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code, and (b) the discussion of federal income tax issues contained in the Registration Statement entitled “Replidyne Proposal No. 1 — Approval of Issuance of Shares of Replidyne Common Stock in the Merger — Material U.S. Federal Income Tax Consequences of the Merger,” insofar as it relates to statements of law and legal conclusions and subject to the limitations and qualifications described therein, is correct in all material respects.

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This opinion does not address the various state, local, or foreign tax consequences that may result from the Merger or any other transactions contemplated by the Reorganization Agreement and does not address any United States federal tax consequences of any transaction other than as set forth above. In addition, no opinion is expressed as to any United States federal tax consequence of the Merger or any other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.
No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements, and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.
This opinion only represents our best judgment as to the United States federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency, or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations, and published rulings. No assurance can be given that future legislative, judicial, or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.
This opinion is being delivered solely in connection with the filing of the Registration Statement. We consent to the reproduction and filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley Godward Kronish LLP
By:  /s/  Daniel P. Meehan
              _________________________________
              Daniel P. Meehan

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